Exhibit 99.1

Akumin Announces Appointment of New Directors

December 16, 2022 — Plantation, FL — Akumin Inc. (NASDAQ/TSX: AKU) (“Akumin” or the “Company”) is pleased to announce that John Wagner and Lawrence Ross Sinclair will join its board of directors effective January 1, 2023. Mr. Sinclair will also be appointed a member of the audit committee of the Company effective January 1, 2023. Mr. Wagner is a nominee of SCW Capital Management, LP (“SCW Capital”), which through its affiliates currently holds an approximate 12.7% interest in the common stock of Akumin (calculated on a non-diluted basis).

“We have strengthened our board of directors with the addition of John Wagner, who represents a long-term shareholder that believes in our strategic direction and continues to support the future value creation of our asset base, and Ross Sinclair, who brings significant audit and financial reporting experience,” said Riadh Zine, Chairman and Chief Executive Officer of the Company.

The following are summary biographies for Mr. Wagner and Mr. Sinclair.

Mr. Wagner is a co-founder and co-managing partner of SCW Capital which is an equity investment fund focused on domestic public equities where he focuses on the healthcare technology and service sectors (2014-present). In addition to SCW Capital, Mr. Wagner is the co-founder and Managing Partner for Viewside Capital Partners. Viewside Capital Partners is a private equity firm focused on growth equity investments in the healthcare technology and service sectors. Mr. Wagner is currently a member of the board of directors for D2 Solutions, Benefit Harbor, Strivant Health, and Flow Therapy. Prior to current roles, Mr. Wagner was the CFO of Healthcare Payment Specialists, a private equity owned healthcare IT company (2012-2013), a Partner with Walker Smith Capital responsible for investments within the healthcare industry (2003-2012), an Associate in the Healthcare Investment Banking Group at UBS and an Analyst in the Healthcare Corporate Finance Group at Bank of America (1999-2003). Mr. Wagner graduated from the University of Texas with a Bachelor of Business Administration in Finance.

Mr. Sinclair was a partner with PricewaterhouseCoopers LLP (“PwC”) and has more than 25 years of experience as a partner. He retired from PwC on June 30, 2020 and has worked since July 2021 as a Senior Financial Consultant for the Real Estate Group of Fengate Asset Management and a Trustee with Enterprise REIT since March 2022. Mr. Sinclair has had extensive experience across several industries including consumer products, retail, real estate, health care and private equity. He has worked advising on critical business issues, transactions, and restructurings in addition to his experience as a lead audit partner on both public and private enterprises. Mr. Sinclair’s experience includes PwC Canada leadership roles as Income Trust and IPO Services Group Leader. He has significant experience working with clients on their capital markets projects and needs including numerous equity, debt and initial public offering and RTOs. In addition to serving as the audit partner on many public companies across various reporting frameworks including US GAAP, and IFRS, Mr. Sinclair was a designated Trustee on the Continuum REIT IPO in the fall of 2019, a director of Nova Cannabis Inc from its March 2021 RTO to April 2022 and is an Advisory Board member and investor in Arch Corporation. Mr. Sinclair graduated from the University of Toronto with a Bachelor of Commerce and is a Chartered Professional Accountant.

About Akumin

Akumin is a national partner of choice for U.S. hospitals, health systems and physician groups, with comprehensive solutions addressing outsourced radiology and oncology service-line needs. Akumin provides (1) fixed-site outpatient diagnostic imaging services through a network of owned and/or operated imaging locations; and (2) outpatient radiology and oncology services and solutions to approximately 1,000 hospitals and health systems across 48 states. By combining clinical and operational expertise with the latest advances in technology and information systems, Akumin facilitates more efficient and effective diagnosis and treatment for patients and their providers. Akumin’s imaging procedures include MRI, CT, positron emission tomography (PET and PET/CT), ultrasound, diagnostic radiology (X-ray), mammography, and other interventional procedures; our cancer care services include a full suite of radiation therapy and related offerings. For more information, visit www.akumin.com.

Forward-Looking Information

Certain information in this press release constitutes forward-looking information. In some cases, but not necessarily in all cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “is positioned”, “estimates”, “intends”, “assumes”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information.

Statements containing forward-looking information are not historical facts but instead represent management’s expectations, estimates and projections regarding future events. Forward-looking information is necessarily based on a number of opinions, assumptions and estimates that, while considered reasonable by Akumin as of the date of this press release, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including, but not limited to, the factors described in greater detail in the “Risk Factors” sections located in (1) Akumin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 16, 2022, as amended by Amendment No. 1 to Form 10-K, filed with the SEC on April 12, 2022 (the “2021 Annual Report”), and (2) Akumin’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022, and September 30, 2022, filed with the SEC on May 10, 2022, August 9, 2022, and November 9, 2022, respectively, which are available at www.sec.gov and www.sedar.com. These factors are not intended to represent a complete list of the factors that could affect Akumin; however, these factors should be considered carefully. There can be no assurance that such estimates and assumptions will prove to be correct. The forward-looking statements contained in this press release are made as of the date of this press release, and Akumin expressly disclaims any obligation to update or alter statements containing any forward-looking information, or the factors or assumptions underlying them, whether as a result of new information, future events or otherwise, except as required by law.

For further information:

R. Jeffrey White

Investor Relations

1-866-640-5222

jeffrey.white@akumin.com